UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal annual period ended: December 31, 2022

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1676855
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

625 Kenmoor Avenue SE, Suite 200 Grand Rapids, Michigan 49546
(Full mailing address of principal executive offices)

(616) 734-6099
(Issuer’s telephone number, including area code)

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated January 24, 2023, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference https://www.sec.gov/Archives/edgar/data/0001817413/000165495422000393/redoak_253g2.htm

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company.

Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, was formed on June 24, 2020. We acquire and manage commercial real estate loans and securities and other real estate-related debt instruments. We implement an investment strategy that preserves and protects our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. We actively participate in the servicing and operational oversight of our assets through our manager, Red Oak Capital Participation Fund GP, LLC, or our Manager, rather than subrogate those responsibilities to a third party.

The Company does not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on July 17, 2020, which offering statement was qualified by the SEC on December 28, 2020. We filed a post-qualification amendment on Form 253G2 on December 28, 2021,. Additionally, we filed a post-qualification amendment on Form 253G2, or the revised Offering Statement, on January 12, 2023 which became effective on January 24, 2023. Pursuant to the revised Offering Statement, we are offering a maximum of $75,000,000 in the aggregate of the Company’s 6.0% Series A, B, C, D, E and F Bonds, or the Bonds. The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000. Assuming that the maximum amount of Bonds is purchased and issued, we anticipate that the net proceeds will be approximately $74,437,500, if we sell the maximum offering amount. Proceeds from the sale of the Bonds will be used to acquire minority participation interests in commercial real estate loans originated by other funds sponsored by our Sponsor consistent with our investment strategies, or participations, and pay or reimburse selling commissions and other fees and expenses associated with the offering of the Bonds.

2

As of December 31, 2022, the Offering has issued $3,514,000 of Series A Bonds, $5,900,000 of Series B Bonds, $7,764,000 of Series C Bonds and $710,000 of Series D Bonds.  As of the issuance date of this report, the Offering has issued $3,514,000 of Series A Bonds $5,900,000 of Series B Bonds, $7,764,000 of Series C Bonds and $1,170,000 of Series D Bonds.

As of December 31, 2022, the Company held five minority participation interest in commercial real estate loans, providing $13,053,011of loan principal to various borrowers. The portfolio of loans possessed interest rates averaging 7.5% and maturities ranging from March 31, 2023 to December 22, 2024. The following tables outlines the major terms of each loan closed by the Company as lender and outstanding at December 31, 2022:

Borrower	Location	Maturity	Note Principal	Interest Rate
11 Waterview Blvd. LLC	Parsippany-Troy Hills, NJ	3/31/2023	$1,000,000	7.50%
JV SBAM SB, LLC	Grand Rapids, MI	8/31/2023	$1,000,000	7.50%
LaRose Hospitality, LLC	Livingston, TX	9/30/2024	$2,000,261	7.50%
YP Trillium LLC	Hoffman Estates, IL	11/8/2024	$4,067,000	7.50%
4401 Fortune Place, LLC	Melbourne, FL	12/22/2024	$4,985,750	7.50%

On January 31, 2022, we executed a Loan Participation Agreement pursuant to which we purchased a forty-nine percent (49%) interest in a senior secured loan issued by Red Oak Capital Fund II, LLC (the “Lead Lender”) for $2,000,261.  Our pro-rata share of the interest due on the Loan is 7.50%. The Loan has an outstanding principal amount of $4,082,166, bears interest at 8.00% and matures on September 30, 2024. Further information is available in the Current Report on Form 1-U dated January 31, 2023 located at: https://www.sec.gov/Archives/edgar/data/1817413/000165495422001117/rociif_1u.htm.

On January 12, 2023, Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, or the “Company,” filed for requalification offering a maximum of 75,000,000 in the aggregate, of its 6.0% senior secured bonds, or the “Bonds,” pursuant to this offering circular. Sales of the Series A, B and C Bonds are complete, and the Company is now offering only the D, E, and F Bonds. Further information is available in the revised Offering Circular dated January 24, 2023, located at: https://www.sec.gov/Archives/edgar/data/1817413/000165495423000725/redoak_253g2.htm

On March 14, 2022, the Company announced the resignations of Jason Anderson and Joseph Elias from their positions as members of the Board of Managers of our Manager as well as:

-

Jason Anderson’s resignation from any and all officer positions, including without limitation Chief Financial Officer, that he holds with the Manager or any other entities affiliated with the Manager, effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, by and among Mr. Anderson, the Manager, the Sponsor and Red Oak Holdings Management, LLC, or ROHM.

-

Joseph Elias resigned from any and all officer positions, including without limitation Chief Operating Officer, that he holds with ROPF or any other entities affiliated with ROPF, effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, by and among Mr. Elias, the Manager, the Sponsor and ROHM.

3

We are managed by our Manager, which is wholly owned by Messrs. Gary Bechtel, Kevin Kennedy, Raymond T. Davis and White Oak Capital Holdings, LLC. Our Sponsor, has entered into a Management and Advisory Agreement whereby it has agreed to act as asset manager of the Company. Our Sponsor is a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We commenced active operations upon the first closing of our offering of Bonds on May 24, 2021.  As of December 31, 2022, we have received approximately $17,750,000 in net proceeds from our offering of Bonds and have deployed approximately $13,050,000 of proceeds into minority participation interests in commercial real estate loans. We intend to continue to sell the Bonds through December 31, 2023, or the date upon which our Manager determines to terminate the offering, in its sole discretion.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations – Period from January 1, 2022 through December 31, 2022

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2022.

As of December 31, 2022, the Company had deployed $13,053,011 of proceeds into minority participation interests in commercial real estate loans. For the period ended December 31, 2022, our total revenues from operations, consisting of mortgage interest income, were $291,376. Operating costs for the same period, including professional fees of $92,000, organization fees of $60,100, and bond interest expense of $705,888 amounted to $887,357. Net loss for the period amounted to $595,981

We have been seeing a strong pipeline of originations and are working diligently to deploy our cash on hand as well as the proceeds from future closings of our Bonds offering, which has been held on or about the 20th of each month through the latest Series D Bond settlement date of April 24, 2023.

Results of Operations – Period from January 1, 2021 through December 31, 2021

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2021.

4

As of December 31, 2021, the Company had not deployed any capital into minority participation interests in commercial real estate loans. For the period ended December 31, 2021, our total revenues from operations were $0. Operating costs for the same period, including professional fees of $33,645, organization fees of $25,750, bond interest expense of $102,226 amounted to $166,350. Net loss for the period amounted to $166,350.

Liquidity and Capital Resources

As of December 31, 2022, we had sold $3,514,000 of Series A Bonds, $5,900,000 of Series B Bonds, $7,764,000 of Series C Bonds, and $710,000 of Series D Bonds pursuant to our offering of Bonds. Our principal demands for cash will be for acquisition costs, including the purchase price of any participations, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of this offering. We intend to acquire additional assets with cash and/or debt. As we are dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. We expect to originate or acquire participations and meet our business objectives regardless of the amount of capital raised in this offering. If the capital raised in this offering is insufficient to purchase assets solely with cash, we will implement a strategy of utilizing a mix of cash and debt to acquire assets. The Company had cash on hand of $4,018,900 as of December 31, 2022.

We expect to use debt financing as a source of capital. We have a 49% limit on the amount of debt that can be employed in the operations of the business.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

Potential future sources of capital include secured or unsecured financing from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Trend Information

In the year ended 2022, we sold $12,738,000 of Bonds. In the four subsequent closes after December 31, 2022, we have sold $620,000 of Bonds. The last Series D offering occurred on April 24, 2023, after which we will begin offering Series E Bonds in May 2023. Each series of Bonds beginning with Series A will be issued for a total of six months. Each series of Bonds will mature on the date which is the last day of the 30th month from the initial issuance date of Bonds in such series. As Bonds are sold, we intend to use the net proceeds from the Offering to continue to issue senior secured loans on commercial real estate and thereby increase cash flows.

5

In the year ended 2022, we deployed $13,053,011 into minority participation interests in commercial real estate loans. The Company anticipates the deployment of capital to increase through December 31, 2023. As we issue additional senior secured loans on commercial real estate, the Company’s cash flows increase.

As a result of global macroeconomic events, including the Ukraine war, price inflation, financial institution distress, concerns about a downturn and the lingering effects of the COVID-19 pandemic, uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of these events presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are unable to quantify the impact these events may have on us at this time. Although we have not experienced a significant increase in the number of late payments or defaulting borrowers as of the date of this report, we may experience adverse effects in the performance of our existing loans as a result of adverse geopolitical and economic trends, which may materially alter our ability to pay our debt service obligations and fees.

Item 2.  Other Information

None.

6

Item 3. Directors and Officers

The following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Gary Bechtel	65	Chief Executive Officer*	August 2020
Kevin P. Kennedy	57	Chief Sales and Distribution Officer*	March 2020
Raymond T. Davis	56	Chief Strategy Officer*	March 2020
Paul Cleary	59	President & Chief Operating Officer	March 2022
Thomas McGovern	44	Chief Financial Officer	April 2022
Robert Kaplan, Jr.	52	Chief Legal Officer	March 2023

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor. Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO). Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing. He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA. He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis is Chief Business Development Officer for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

7

Paul Cleary brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender. He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

Thomas McGovern is Chief Financial Officer of our Sponsor. Thomas is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

Robert R. Kaplan, Jr. serves as Chief Legal Officer and Executive Vice President for Corporate Development for our Sponsor. Throughout his nearly 30-year career, Robert has represented clients and worked in such diverse industries as financial services and products, real estate, technology, professional sports, manufacturing and retail/consumer products. He has completed more than $4 billion worth of securities transactions, including registered and exempt securities offerings, private equity and institutional investment, real estate funds and syndications and REITs, in addition to institutional financings of real estate acquisitions and M&As. Recognized in the Best Lawyers in America within his fields each year since 2013, Robert was also selected as the 2022 “Lawyer of the Year” by Best Lawyers® for leveraged buyouts and private equity law. From 2012 to 2016, the Governor of the Commonwealth of Virginia called on Rob to serve on the Virginia Board of Housing and Community Development. Rob received his J.D. from the Marshall-Wythe School of Law at the College of William & Mary and his A.B. from the College of William & Mary.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

8

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Gary Bechtel*	N/A	19.16%

LLC Interests	Kevin Kennedy*	N/A	27.65%

LLC Interests	Raymond Davis*	N/A	12.77%

LLC Interests	White Oak Capital Holdings, LLC*†	N/A	40.42%

LLC Interests	All Executives and Managers*	N/A	59.58%

_________________

*625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546

† Messrs. Bechtel and Davis own the majority of the voting equity securities (each own 40%) of White Oak Capital Holdings, LLC

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

9

Item 7. Financial Statements

To the Managing Member

Red Oak Capital Intermediate Income Fund, LLC

10

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2022

11

12

INDEPENDENT AUDITOR’S REPORT

To the Managing Member

Red Oak Capital Intermediate Income Fund, LLC

Opinion

We have audited the accompanying financial statements of Red Oak Capital Intermediate Income Fund, LLC (a Delaware limited liability corporation), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in member’s capital, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations, changes in member’s capital, and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

13

To the Managing Member

Red Oak Capital Intermediate Income Fund, LLC

Page Two

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ UHY LLP

Farmington Hills, Michigan

May 1, 2023

14

Red Oak Capital Intermediate Income Fund, LLC
Balance Sheets

	December 31, 2022	December 31, 2021

Assets

Current assets:
Cash and cash equivalents	$4,018,900	$5,058,550
Mortgage loans receivable, held for investment, net	13,053,011	-
Loan interest receivable	54,255	-
Due from related parties	169,245	-

Total assets	$17,295,411	$5,058,550

Liabilities and Member's Deficit

Current liabilities:
Current portion of series A bonds payable, net	$3,503,705	$-
Bond interest payable	258,060	58,410
Prepaid bond interest	2,872	-
Due to managing member	1,421	-
Bond proceeds received in advance	-	50,000
Total current liabilities	3,766,058	108,410

Long-term liabilities:
Series A bonds payable, net	-	3,492,454
Series B bonds payable, net	5,872,163	1,624,036
Series C bonds payable, net	7,714,686	-
Series D bonds payable, net	704,835	-
Total long-term liabilities	14,291,684	5,116,490

Total liabilities	18,057,742	5,224,900

Member's deficit	(762,331)	(166,350)

Total liabilities and member's deficit	$17,295,411	$5,058,550

15

Red Oak Capital Intermediate Income Fund, LLC
Statements of Operations

	For the Year Ending December 31
	2022	2021

Revenue:
Mortgage interest income	$291,376	$-
Total revenue	291,376	-

Expenses:
Bond interest expense	705,888	102,226
Management fees	27,458	4,097
Organization fees	60,100	25,750
Professional fees	92,000	33,635
General and administrative	1,911	642
Total expenses	887,357	166,350

Net income (loss)	$(595,981)	$(166,350)

16

Red Oak Capital Intermediate Income Fund, LLC
Statements of Changes in Member's Capital

Managing Member

Member's deficit, January 1, 2021	$-

Net income (loss)	(166,350)

Member's deficit, January 1, 2022	$(166,350)

Net income (loss)	(595,981)

Member's deficit, December 31, 2022	$(762,331)

17

Red Oak Capital Intermediate Income Fund, LLC
Statements of Cash Flows
	For the Year Ending December 31
	2022	2021

Cash flows from operating activities:
Net income (loss)	$(595,981)	$(166,350)

Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Amortization of debt issuance costs	36,434	5,115
Change in other operating assets and liabilities:
Net change in loan interest receivable	(54,255)	-
Net change in due from related parties	(169,245)	-
Net change in bond interest payable	199,650	58,410
Net change in prepaid bond interest	2,872	-
Net change in due to managing member	1,421	50,000
Net change in bond proceeds received in advance	(50,000)	-

Net cash provided by (used in) operating activities	(629,104)	(52,825)

Cash flows from investing activities:
Mortgage notes issued	(13,053,011)	-

Net cash provided by (used in) investing activities	(13,053,011)	-

Cash flows from financing activities:
Proceeds from Series A Bonds	-	3,514,000
Proceeds from Series B Bonds	4,264,000	1,636,000
Proceeds from Series C Bonds	7,764,000	-
Proceeds from Series D Bonds	710,000	-
Payment of debt issuance costs	(95,535)	(38,625)

Net cash provided by (used in) financing activities	12,642,465	5,111,375

Net change in cash and cash equivalents	(1,039,650)	5,058,550

Cash and cash equivalents, beginning of year	5,058,550	-

Cash and cash equivalents, end of year	$4,018,900	$5,058,550

Supplemental non-cash disclosures of cash flow information:
Cash paid for interest	$481,009	$38,702

18

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

1.	Organization

Red Oak Capital Intermediate Income Fund, LLC, (the “Company”) is a Delaware limited liability company formed to acquire minority participation interests in commercial real estate loans (“Participation Loans”) made by other funds sponsored by the Sponsor and its affiliates (“Sponsored Funds”). The Company enters into loan participation agreements pursuant to which it shares the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which retains the majority of the participation interest in the Participation Loan.  Red Oak Capital Participation Fund GP, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company formed on June 24, 2020 and commenced operations on May 24, 2021. The Company is raising a maximum of $75 million of Senior Secured Series A Bonds, Series B Bonds, Series C Bonds, Series D Bonds, Series E Bonds, and Series F Bonds (collectively the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

The Company’s operations have been affected by macro events, including the Ukraine Conflict, inflation, and the outbreak of the coronavirus (COVID-19) which was declared a pandemic by the World Health Organization in March 2020. Possible effects of these events may include, but are not limited to, delay of payments from borrowers, an increase in extension risk, higher rate of defaults, and delaying loan closing periods due to third parties experiencing quarantines or social distancing within the labor workforce. Any future disruption which may be caused by these developments is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

2.	Significant accounting policies

Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. In particular, certain macro events and the resulting adverse impacts to global economic conditions, as well as our operations, may affect future estimates including, but not limited to, our allowance for loan losses. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

19

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

2.	Significant accounting policies (continued)

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes.

Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation or Securities Investor Protection Corporation limitations. As of December 31, 2022 and December 31, 2021, the Company held cash and cash equivalents of $4,018,900 and $5,085,550, respectively.

Mortgage loans receivable

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans receivable consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans is dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Impairment and allowance for loan losses

Mortgage loans receivables are considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

20

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

2.	Significant accounting policies (continued)

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions. There was no allowance for loan loss reserves as of December 31, 2022 or December 31, 2021.

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of the Managing Member, the principal and interest on the loan are well collateralized and in the process of collection. When classified as nonaccrual, the future accrual of interest is suspended. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain. No loans were in nonaccrual status at December 31, 2022 or December 31, 2021.

Bonds payable

Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis.

Income taxes

As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to members in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes,” as amended by Accounting Standards Update 2009-06, “Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities.” This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement. As of December 31, 2022 and December 31, 2021, the Company had not recorded any benefit or liability for unrecognized taxes.

21

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

2.	Significant accounting policies (continued)

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2022 and December 31, 2021, no amount of interest and penalties related to uncertain tax positions was recognized in the statement of operations.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has selected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Recent Accounting Pronouncements – Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments - Credit Losses: Measurement of Credit Losses of Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net carrying value at the amount expected to be collected on the financial asset. An entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes for financial assets measured at amortized cost. ASU 2016-13 is effective for the Company, under the extended transition period under the JOBS Act, for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company does not expect the adoption of ASU 2016-13 to have a material impact on its financial statements.

22

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

3.	Mortgage loans receivable

As of December 31, 2022 and December 31, 2021, the Company held approximately $13.1 million and $0 of mortgage loans receivable, respectively. At December 31, 2022  this consisted of five minority loan participations where the weighted average interest rate was 7.5% and where the maturities ranged from March 31, 2023 through December 22, 2024, based on underlying loan agreements. The Company earned and accrued approximately $0.29 million of mortgage loan interest income during the year ending December 31, 2022. At December 31, 2021, the Company held zero loans and earned no income from loans during that year.

In accordance with the Company’s participation agreements, the lenders shall split all interest payments and fees from the loan according to their respective participation interest in the loan, and the Company shall serve as the participant, leaving the servicing of the loan to the lead lender. The Company shall have consent rights over certain major decisions related to the loan. If either lender disagrees over a major decision, then either party may initiate a buy/sell offer to the other lender whereby one lender’s entire participation interest in the loan may be bought or sold by the other lender according to the terms of the participation agreement. Through December 31, 2022, all minority participations have been purchased at par.

On January 31 ,2022, the Company executed the first minority participation with LaRose Hospitality, LLC. The Company purchased the Participation Interest from Red Oak Capital Fund II, LLC, a related party, for $2,000,261, and the Company’s pro-rata share of the interest due on the Loan is 7.50%.

On April 26, 2022, the Company executed a minority participation with 11 Waterview Blvd. LLC. The Company purchased the Participation Interest from Red Oak Capital Fund V, LLC, a related party, for $1,000,000, and the Company's pro-rata share of the interest due on the Loan is 7.50%.

On April 26, 2022, the Company executed a minority participation with JV SBAM SB LLC. The Company purchased the Participation Interest from Red Oak Income Opportunity Fund, LLC, a related party, for $1,000,000, and the Company's pro-rata share of the interest due on the Loan is 7.50%.

On November 8, 2022, the Company executed a minority participation with YP Trillium LLC. The Company purchased the Participation Interest from Red Oak Capital Fund V, LLC, a related party, for $4,067,000, and the Company's pro-rata share of the interest due on the Loan is 7.50%.

On December 22, 2022, the Company executed a minority participation with 4401 Fortune Place, LLC. The Company purchased the Participation Interest from Red Oak Capital Fund III, LLC, a related party, for $4,985,750, and the Company's pro-rata share of the interest due on the Loan is 7.50%.

4.	Related party transactions

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 0.25% of the gross offering proceeds. During the year ending December 31, 2022 and December 31, 2021, $27,458 and $4,097 of management fees have been earned and paid to the Managing Member, respectively. $21 and $0 of management fees were held as payable to the Managing Member as of December 31, 2022 and December 31, 2021.

The Company will pay organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 0.50% of the gross principal outstanding of all Bonds. During the year ending December 31, 2022 and December 31, 2021, $60,100 and $25,750 of organization fees have been earned, respectively. As of December 31, 2022 and December 31, 2021, $1,400 and $0 of organization fees are payable to the Managing Member.

The Company’s mortgage loans receivable represent participating interest in senior loans held by related parties. See Note 3.

5.	Member’s equity

As of December 31, 2022 and December 31, 2021, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions.

23

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

6.	Bonds payable

During the year ending December 31, 2022, the Company issued approximately $4.26 million Series B Bonds, $7.76 million Series C Bonds, and $0.71 million Series C Bonds. During the year ending December 31, 2021, the Company issued approximately $3.51 million Series A Bonds and $1.64 million Series B Bonds. The Bonds are secured by a senior blanket lien on all assets of the Company. The Company has incurred debt issuance costs from the Bond offering. The Company capitalizes and amortizes the costs through the maturity of each Series as applicable. The Series A, Series B, Series C Bonds, and Series D Bonds mature on November 30, 2023; May 31, 2024; November 30, 2024; and May 31, 2025, respectively. Besides the maturity, all other terms of the Series A, B, C, and D Bonds are identical.

As of December 31, 2022 and December 31, 2021, there have been $134,160 and $38,625 of debt issuance costs incurred by the Company, respectively.  During the year ending December 31, 2022 and December 31, 2021, $36,434 and $5,115 has been amortized to bond interest expense.

Bonds payable as of December 31, 2022 and December 31, 2021 are comprised of the following:

	12/31/2022	12/31/2021
Series A bonds payable	$3,514,000	$3,514,000
Series B bonds payable	5,900,000	1,636,000
Series C bonds payable	7,764,000	-
Series D bonds payable	710,000	-
Bonds payable subtotal	$17,888,000	5,150,000
Debt issuance costs	(92,611)	(33,510)

Total bonds payable, net	$17,795,389	$5,116,490

The Company executes quarterly interest payments to the Series A, Series B, Series C, and Series D Bondholders at a rate of 6.00% per annum. For the year ending December 31, 2022 and December 31, 2021, the Company has recorded $669,454 and $97,111 of bond interest expense, respectively. As of December 31, 2022 and December 31, 2021, $258,060 and $58,410 is held as payable to all Bondholders.

The Bonds will be redeemable beginning 90 days from the issuance date. Once the Company receives written notice from the bondholder, it will have 90 days from the date such notice is provided to set the redemption date which shall be the last day of the corresponding quarterly period. If the notice is received on or after 90 days from the issuance date of the Bond and on or before its maturity date, the payment to the bondholder will be reduced by an amount equal to one third of the amount of interest accrued on the applicable Bond as of the redemption date.

The Company’s obligation to redeem bonds in any given year pursuant to this optional redemption is limited to 20% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions pursuant to this election will occur in the order that notices are received. Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Bonds will be automatically renewed for at the same interest rate for an additional two years, unless redeemed upon maturity at the Company or the bondholder’s election.

24

Red Oak Capital Intermediate Income Fund, LLC Notes to Financial Statements December 31, 2022 and December 31, 2021

6.	Bonds payable (continued)

Future maturities of bonds payable are as follows:

Years ending December 31,	Amount
2023	$3,514,000
2024	13,664,000
2025	710,000
2026	-
2027	-
Total bonds payable	$17,888,000

7.	Commitments and contingencies

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8.	Subsequent events

Since December 31, 2022, the Company has executed four bond closings resulting in total gross proceeds of $620,000.

On January 23, 2023, the Company was requalified under Regulation A of the Securities Act of 1933, which allows the offering to continue for another twelve months. The Company anticipates offering Series E and Series F, as outlined in the Post Qualification Amendment of the Form 1A filed on January 12, 2023.

On January 25, 2023, in accordance with the offering circular, the Company executed an interest payment for

$260,932 to the trustee and paying agent, Great Lakes Fund Solutions, Inc.

On January 31, 2023, the Company executed a minority participation with 112 Wilmington Pl SE, LLC. The Company purchased the Participation Interest from Red Oak Income Opportunity Fund, LLC, a related party, for $3,000,000, and the Company's pro-rata share of the interest due on the Loan is 7.50%.

On March 9, 2023, Red Oak Capital Fund V, as Lead Lender, issued a notice of default, acceleration, and demand to pay to a mortgage note borrower, 11 Waterview Blvd, LLC, for a failure to make interest payments. Since the note was not paid off in accordance with the acceleration notice, the Lead Lender has begun the process of foreclosure. The participation note originally matured on March 31, 2023 and holds an unpaid principal balance of $1,000,000 with interest receivable of $0 as of December 31, 2022. Given the property’s value and existing loan-to-value, the Company does not believe there is a material risk of loss to either principal or interest.

On March 31, 2023, the minority participation with 4401 Fortune Place, LLC was paid off by the lead lender, Red Oak Capital Fund III, LLC, a related party, for $4,985,750, which was the principal outstanding at the time.

On April 25, 2023, in accordance with the offering circular, the Company executed an interest payment for $271,523 to the trustee and paying agent, Great Lakes Fund Solutions, Inc.

The financial statements were approved by management and available for issuance on April 28, 2023. Subsequent events have been evaluated through this date.

25

Item 8. Exhibits

Exhibit Number	Exhibit Description
(2)(a)	Certificate of Formation of Red Oak Capital Intermediate Income Fund, LLC*
(2)(b)	Limited Liability Company Agreement of Red Oak Capital Intermediate Income Fund, LLC*
(3)(a)	Form of Indenture between Red Oak Capital Intermediate Income Fund, LLC and UMB Bank, N.A.**
(3)(b)	Form of Bond**
(3)(c)	Form of Pledge and Security Agreement***

_____________

* Previously filed as an exhibit to the Company’s Offering Statement on Form 1-A filed on July 21, 2020.

** Previously filed as an exhibit to the Company’s Offering Statement on Form 1-A filed on November 24, 2020.

*** Previously filed as an exhibit to the Company’s Offering Statement on Form 1-A filed on September 1, 2020.

26

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on May 11, 2023.

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC,
a Delaware limited liability company

By:	Red Oak Capital Participation Fund GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	/s/ Raymond Davis
Name:	Raymond Davis
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Tom McGovern
Name:	Tom McGovern
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

27